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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  April 30, 1997
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

The Broken Hill Proprietary Company Limited
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  (Last)                             (First)                         (Middle)

BHP Tower, 600 Bourke Street
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                                    (Street)

Melbourne, Victoria 3000 AUSTRALIA
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

01/08/96
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3. IRS or Social Security Number of Reporting Person (Voluntary)

Not Applicable
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4. Issuer Name and Ticker or Trading Symbol

Magma Copper Company (MCU)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock                           51,000,596                      I                through subsidiary
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------
Series D Preferred Stock                1,248,462                      I                through subsidiary
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------
Series E Preferred Stock                1,443,232                      I                through subsidiary
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

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

FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative   2. Date Exer-   3. Title and Amount of Securities Underlying  4. Conver-  5. Owner-      6. Nature of
   Security (Instr. 4)      cisable and     Derivative Security                           sion or     ship           Indirect
                            Expiration      Instr. 4)                                     Exercise    Form or        Beneficial
                            Date                                                          Price of    Deriv-         Ownership
                            (Month/Day/                                                   Deri-       ative          (Instr. 5)
                             Year)                                                        vative      Security
                         --------------  --------------------------------------------     Security    Direct
                                                                           Amount                     (D) or
                         Date    Expira-                                   or                         indirect
                         Exer-   tion              Title                   Number                     (J)
                         cisable Date                                      of                         (Instr. 5)
                                                                           Shares
----------------------   --------------- --------------------------------------------  ----------- -------------  ------------

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
Explanation of Responses:


**International misstatements or omissions of facts constitute Federal                /s/ T. Rognald Dankmeyer       1/12/96
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                     -------------------------       -------------
                                                                                     **Signature of Reporting Person
Note: File three copies of this Form, one of which must be manually signed.          Name: T. Rognald Dankmeyer
      If space provided is insufficient, See Instruction 6 for procedure.            Title: Attorney-in-fact

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